Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132286

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 8, 2006)

$2,500,000,000 0.125% Convertible Senior Notes due 2011

$2,500,000,000 0.375% Convertible Senior Notes due 2013

In February 2006, we sold $2,500,000,000 principal amount of 0.125% Convertible Senior Notes due 2011 (the “2011 notes”) and $2,500,000,000 principal amount of 0.375% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC (collectively, the “initial purchasers”). We offered and sold the notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

This prospectus may be used from time to time by selling security holders to resell up to $5,000,000,000 in aggregate principal amount of the notes and the common stock issuable upon conversion of the notes at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will receive no proceeds from any sale by the selling security holders of the securities covered by this prospectus supplement, but in some cases we have agreed to pay certain registration expenses.

Interest on the notes is payable in cash semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2006. The notes are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. Holders may convert their (i) 2011 notes based on a conversion rate of 12.5247 shares of our common stock per $1,000 principal amount of 2011 notes (which is equal to an initial conversion price of approximately $79.84 per share) and (ii) 2013 notes based on a conversion rate of 12.5814 shares of our common stock per $1,000 principal amount of 2013 notes (which is equal to an initial conversion price of approximately $79.48 per share), in each case subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold, (2) if specified distributions to holders of our common stock are made or specified corporate transactions occur, or (3) during the last month prior to maturity of the applicable notes. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus supplement. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. If a holder elects to convert its notes in connection with a change in control, we will pay a make-whole premium by increasing the conversion rate applicable to such notes. Additionally, if we experience a change in control, holders may require us to purchase for cash all or a portion of the notes, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the change in control purchase date.

We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. Our common stock is traded on the Nasdaq National Market under the symbol “AMGN.” The last reported sale price on November 8, 2006 was $74.76 per share.

See “RISK FACTORS” beginning on page S-4 of this prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 9, 2006.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
0.125% Convertible Senior Notes due 2011	$2,500,000,000	100%	$2,500,000,000	$267,500
0.375% Convertible Senior Notes due 2013	$2,500,000,000	100%	$2,500,000,000	$267,500
Common Stock, par value $.0001	62,765,250 shares(2)	—	—	—
Total				$535,000

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Represents the maximum number of shares of common stock issuable upon conversion of the notes registered hereby at a conversion rate corresponding to the initial conversion rate of 12.5247 shares of our common stock per $1,000 principal amount of 0.125% Convertible Senior Notes due 2011 and 12.5814 shares of our common stock per $1,000 principal amount of 0.375% Convertible Senior Notes due 2013. Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, the terms “Amgen,” “we,” “our” and “us” refer to Amgen Inc. and its consolidated subsidiaries, unless otherwise specified.

i

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to invest in our notes.

Amgen Inc.

We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

We were incorporated in California in 1980 and merged into a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus supplement.

The Notes

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

The Notes	$2,500,000,000 principal amount of 0.125% Convertible Senior Notes due 2011 and $2,500,000,000 principal amount of 0.375% Convertible Senior Notes due 2013.

Maturity Dates	February 1, 2011 for the 2011 notes.
February 1, 2013 for the 2013 notes.

Interest and Payment Dates	0.125% per year, with respect to the 2011 notes, and 0.375% per year, with respect to the 2013 notes, in each case payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning August 1, 2006.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

•     during any calendar quarter beginning after June 30, 2006 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable conversion price per share, which is $1,000 divided by the then applicable conversion rate;

• if specified distributions to holders of our common stock are made, or specified corporate transactions occur; or

•     with respect to the 2011 notes, at any time on or after January 1, 2011, and with respect to the 2013 notes, at any time on or after January 1, 2013, in each case through the business day preceding the applicable maturity date.

The initial conversion rate for the 2011 notes is 12.5247 shares of common stock per $1,000 principal amount of 2011 notes. This is equivalent to an initial conversion price of approximately $79.84 per share of common stock.

The initial conversion rate for the 2013 notes is 12.5814 shares of common stock per $1,000 principal amount of 2013 notes. This is equivalent to an initial conversion price of approximately $79.48 per share of common stock.

Upon conversion, a holder will receive an amount in cash equal to the lesser of (i) the principal amount of the note and (ii) the conversion value, determined in the manner set forth in this prospectus supplement. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. See “Description of Notes—Conversion Rights.” Holders who convert their notes in connection with a change in control, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Change in Control.”

Change in Control	Upon a change in control, as defined herein, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any. See “Description of Notes—Change in Control Permits Purchase of Notes by Amgen at the Option of the Holder.”

Ranking	The notes rank:

•     equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, our Liquid Yield Option Notes due 2032, our Zero Coupon Convertible Notes due 2032, our 4.00% Senior Notes due 2009 and our 4.85% Senior Notes due 2014;

• senior in right of payment to all of our existing and future subordinated indebtedness; and

•     effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Use of Proceeds	The selling security holders will receive all of the proceeds from the sale under this prospectus supplement of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Registration Rights	We prepared this prospectus supplement in connection with our obligations under a registration rights agreement with respect to the resale of the notes and the shares of our common stock issuable upon conversion of the notes. Pursuant to such registration rights agreement, we will use our reasonable efforts to keep the shelf registration statement of which this prospectus supplement is a part effective until February 17, 2008 or until the earlier of (i) the sale or transfer pursuant to the shelf registration statement of the notes and the common stock issuable upon conversion of the notes, and (ii) the date when holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limit provisions of Rule 144 under the Securities Act or any successor rule or otherwise.

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by permanent global notes without coupons. The notes are evidenced by a global note deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes—Global Notes; Book-Entry; Form.”

Form and Denomination	The notes have been issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market, Inc. Notes sold by means of this prospectus supplement will not remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol “AMGN.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus and the accompanying prospectus, including the risk factors under the heading “Factors That May Affect Amgen” (or similar heading) in our most recent Quarterly Report on Form 10-Q, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, before making an investment decision. For more information, see “Where You Can Find More Information” in the accompanying prospectus. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to the Notes

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Amgen. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into convertible note hedge and warrant transactions with affiliates of Merrill Lynch and Morgan Stanley. These transactions are expected but are not guaranteed to eliminate the potential dilution upon conversion of the notes. We used approximately $1.5 billion of the net proceeds of the private offering of the notes to fund the cost of the convertible note hedge transactions. In connection with hedging these transactions, such affiliates of Merrill Lynch and Morgan Stanley:

•	entered into various over-the-counter derivative transactions with respect to our common stock, and purchased our common stock concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any conversion reference period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes. Such effect is expected to be greater in the event we elect to settle converted notes entirely in cash. The affiliates of Merrill Lynch and Morgan Stanley party to these transactions are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion reference period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind their hedge position with respect to those exercised options, the affiliates of Merrill Lynch and Morgan Stanley party to these transactions expect to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the notes.

An active trading market for the notes may not develop.

In February 2006, we issued the notes to the initial purchasers in a private placement. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The notes are new issues of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. The notes currently trade on the Nasdaq National Market’s screen-based automated trading system known as PORTAL. Notes sold by means of this prospectus supplement will not remain eligible for trading on the PORTAL Market.

The initial purchasers are not obligated to make a market in the notes. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified corporate transactions, such as a change in control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified corporate transactions that would permit a holder to convert notes do not occur, holders would not be able to convert notes except during the one month period prior to the applicable maturity date.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make-whole premium that may be payable upon a change in control may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with a change in control, we may be required to issue a make-whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes— Adjustment To Conversion Rate—Adjustment to Conversion Rate Upon a Change in Control.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a change in control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change in control occurs, in some cases there will be no such make-whole premium. See “Description of Notes—Adjustment To Conversion Rate—Conversion After a Public Acquirer Change in Control.” Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change in control under the indentures.

The term “change in control” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Change in Control Permits Purchase of notes by Amgen at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You should consider the U.S. federal income tax consequences of owning and converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

We may not be able to raise the funds necessary to finance a change in control purchase.

Upon the occurrence of a change in control, holders of notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indentures. See “Description of Notes—Change in Control Permits Purchase of notes by Amgen at the Option of the Holder.”

The change in control purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a change in control. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds from the sale under this prospectus supplement of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Nine Months Ended September 30
	2001	2002	2003	004	2005	2006
Ratio of earnings to fixed charges	46.3x	(1)	44.8x	42.1x	32.0x	20.2x

(1)	Earnings were approximately $716 million lower than the amount needed to cover fixed charges in this year, as earnings were impacted by a write-off of acquired in-process research and development of approximately $3.0 billion related to the acquisition of Immunex Corporation.

For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest) and excluding Amgen’s share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In February 2006, we raised $5.0 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $5.0 billion convertible notes, $2.5 billion pay interest at 0.125 percent and are due in 2011 and $2.5 billion pay interest at 0.375 percent and are due in 2013. The notes are convertible into cash, and under certain terms and conditions, shares of our common stock.

DESCRIPTION OF NOTES

We issued the 0.125% Convertible Senior Notes due 2011 (the “2011 notes”) and 0.375% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2001 notes, the “notes”) under separate indentures between Amgen Inc., as issuer, and JPMorgan Chase Bank, N.A., as trustee. As used in this description of notes, the terms “we,” “us,” “our” or “Amgen” refer only to Amgen Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the indentures and the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indentures and the notes, which we urge you to read because they define your rights as a note holder. The indentures, including forms of the notes, were filed as exhibits to our current report on Form 8-K filed with the SEC on February 21, 2006, incorporated herein by reference.

General

The 2011 notes are limited to $2.5 billion aggregate principal amount. The 2011 notes will mature on February 1, 2011.

The 2013 notes are limited to $2.5 billion aggregate principal amount. The 2013 notes will mature on February 1, 2013.

The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The notes are general unsecured obligations of Amgen. The notes rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, our Liquid Yield Option Notes due 2032, our Zero Coupon Convertible Notes due 2032, our 4.00% Senior Notes due 2009 and our 4.85% Senior Notes due 2014;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The 2011 notes bear cash interest at the rate of 0.125% per year and the 2013 notes bear cash interest at the rate of 0.375% per year. Interest on the notes accrues from the issue date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2006, to holders of record at the close of business on the January 15 or the July 15 immediately preceding such interest payment date. Each payment of cash interest on the notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date (or purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.

In connection with the offering of the notes, we entered into separate convertible note hedge and warrant transactions. For further discussion of these transactions, see our current report on Form 8-K filed with the SEC on February 21, 2006, incorporated herein by reference.

Conversion Rights

General

Holders may convert their 2011 notes prior to maturity based on an initial conversion rate of 12.5247 shares per $1,000 principal amount of 2011 notes (equivalent to an initial conversion price (as defined below) of approximately $79.84 per share), only if the conditions for conversion described below are satisfied. Holders may convert their 2013 notes prior to maturity based on an initial conversion rate of 12.5814 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $79.48 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, shares of our common stock, par value $0.0001 per share (“common stock”). The conversion rate will be subject to adjustment as described in “—Adjustment To Conversion Rate” below. A note for which a holder has delivered a change in control purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the applicable indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate (as defined below).

The “applicable conversion rate” means the conversion rate on any trading day (as defined below). For purposes of determining the conversion value, the “applicable conversion rate” shall mean the conversion rate on the conversion date (as defined below).

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the applicable indenture to convert such note.

Rather than receiving shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below (the “required cash amount”), and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, (the “remaining shares”) equal to the sum of the daily share amounts (as defined below) for each of the ten consecutive trading days in the conversion reference period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

“Conversion value” means the product of (1) the applicable conversion rate multiplied by (2) the average of the volume weighted average price (as defined below) per share of our common stock on each of the trading days during the conversion reference period.

The “daily share amounts” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day	×	conversion rate in effect on the conversion date*)	- $ 1,000

volume weighted average price per share for such trading day × 10

*	appropriately adjusted to take into account the occurrence on or before such trading day of any event which would require an anti-dilution adjustment

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page AMGN <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq National Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “conversion reference period” means:

•	for notes that are converted during the period beginning on the 30th day prior to the maturity date of the applicable notes, the ten consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a change in control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change in control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice prior to the start of the applicable conversion reference period.

The cash and any shares of our common stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable following the end of the conversion reference period applicable to the notes being converted.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly (1) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (2) provide notice to the holders of the notes in a manner contemplated by the applicable indenture, including through the facilities of the DTC.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after June 30, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The conversion trigger price immediately following issuance of the 2011 notes is $103.79, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion trigger price immediately following issuance of the 2013 notes is $103.33, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after June 30, 2006 (through the calendar quarter ending December 31, 2010 with respect to the 2011 notes and through the calendar quarter ending December 31, 2012 with respect to the 2013 notes) whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to distribute to all holders of our common stock:

•	certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, our common stock at less than the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) and (2) of the description below of adjustments to the conversion rate), which distribution, together with all other distributions within the preceding twelve months, has a per share value exceeding 15% of the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not convertible at that time. No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate in the distribution without conversion.

In addition, in the event that we are a party to a consolidation, merger, binding share exchange, transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction until 35 days after the actual date of such transaction or, if such transaction also constitutes a change in control, until the change in control purchase date. After the effective time of the transaction, settlement of the conversion value will be based on the kind and amount of cash, securities or other assets of Amgen or another person that a holder of our common stock received in the transaction (or, if the transaction provides the holders of our common stock with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the weighted average of the types and amounts of consideration received by the holders of our common stock); provided that, for the avoidance of doubt, the conversion value will be paid in cash and at our election, cash, common stock or a combination of cash and common stock in accordance with the applicable procedures set forth under “—Conversion Rights—General.” We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of such transaction.

If the transaction also constitutes a “change in control,” the holder can require us to purchase all or a portion of its notes as described under “—Change in Control Permits Purchase of notes by Amgen at the Option of the Holder.”

Conversion During Month Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender the 2011 notes for conversion at any time on or after January 1, 2011 and the 2013 notes for conversion at any time on or after January 1, 2013, in each case until the close of business on the business day immediately preceding the applicable maturity date.

Conversion Procedures

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent (which is initially the trustee) through the facilities of the DTC.

To convert a note that is represented by a certificated security (as defined below), a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•	if we have specified a change in control purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Adjustment To Conversion Rate

General

The conversion rate on the applicable notes will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving cash or cash and shares of our common stock, upon surrendering notes for conversion, see “Certain U.S. Federal Income Tax Considerations.”

The conversion rate on the applicable notes will be adjusted for:

(1)	dividends or distributions on shares of our common stock payable in shares of common stock or other capital stock of ours;

(2)	subdivisions, combinations or certain reclassifications of shares of our common stock;

(3)	distributions to all holders of shares of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the first public announcement of the distribution;

(4)	distributions to all holders of shares of our common stock of our assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions);

(5)	cash dividends or other cash distributions to all or substantially all holders of our common stock, other than distributions described in clause (6) below; and

(6)	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

In the event we elect to make a distribution described in clause (3) or (4) of the preceding paragraph which, in the case of (4), has a per share value equal to more than 15% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

Subject to the provisions of the applicable indenture, if we distribute cash in accordance with clause (5) above, then we will adjust the conversion rate based on the following formula:

R1 =  R ×    M

                    (M -C)

where,

R1 = the adjusted conversion rate;

R = the conversion rate in effect immediately prior to the time of determination (as defined below);

M = the average of the closing prices of our common stock for the five consecutive trading days prior to the trading day immediately preceding time of determination; and

C = the amount in cash per share we distribute to holders of our common stock (and for which no adjustment has been made).

The “time of determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which certain sections of the applicable indenture applies and (ii) the ex-dividend time, which is the time immediately prior to the commencement of “ex-dividend” trading for such rights, warrants or options or distribution on the Nasdaq National Market or such other national or regional exchange or market on which our common stock is then listed or quoted.

No adjustment to the conversion rate will be made if holders of the applicable notes will participate in the transaction without conversion or in certain other cases.

If the shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of notes (or cash in lieu thereof) at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

In the event of an adjustment of a conversion rate the holders of the applicable notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend.

If we make a distribution to holders of our common stock and the applicable conversion rate is increased, this increase may be deemed to be the receipt of taxable income by holders of the notes and may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See the discussions under the headings “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Distributions,” “Certain U.S. Federal Income Tax

Considerations—Consequences to U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends and Constructive Distributions” for more details.

Notwithstanding anything in this section “Adjustment to the Conversion Rate” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected on each anniversary of the first issue date of the notes, upon conversion of the notes, upon required purchases of the notes in connection with a change in control and five business days prior to the stated maturity of each series of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Notwithstanding anything in this section “Adjustment to the Conversion Rate” to the contrary, the conversion rate shall not exceed 13.9024 per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (5) above.

Adjustment to Conversion Rate Upon a Change in Control

If a change in control occurs and a holder elects to convert its notes in connection with such change in control, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “make-whole shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a change in control transaction if the notice of conversion of the notes is received by the conversion agent from and including the date that is ten trading days prior to the anticipated effective date of the change in control up to and including the trading day prior to the related purchase date.

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the “change in control effective date”) and the price (the “stock price”) paid per share of common stock in such transaction. If the holders of our common stock receive only cash in the change in control transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the ten consecutive trading days up to but excluding the change in control effective date.

The stock prices set forth in the first column of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the applicable conversion rate as set forth above under “—Adjustment To Conversion Rate—General.”

2001 Notes Make-Whole Table

The following table sets forth the stock price and number of make-whole shares of our common stock to be received per $1,000 principal amount of 2011 notes:

	Effective Date
Stock Price on Effective Date	February 17, 2006	February 1, 2007	February 1, 2008	February 1, 2009	February 1, 2010	February 1, 2011
$ 71.93	1.3777	1.3777	1.3777	1.3777	1.3777	1.3777
$ 75.00	1.1797	1.2154	1.2362	1.2202	1.1312	0.8086
$ 80.00	0.9181	0.9280	0.9170	0.8674	0.7306	0.0000
$ 85.00	0.7169	0.7113	0.6772	0.6103	0.4579	0.0000
$ 90.00	0.5615	0.5462	0.5022	0.4251	0.2787	0.0000
$ 95.00	0.4410	0.4203	0.3724	0.2964	0.1642	0.0000
$100.00	0.3472	0.3240	0.2758	0.2056	0.0943	0.0000
$105.00	0.2740	0.2502	0.2041	0.1418	0.0528	0.0000
$110.00	0.2166	0.1931	0.1506	0.0971	0.0284	0.0000
$115.00	0.1715	0.1493	0.1108	0.0657	0.0155	0.0000
$120.00	0.1359	0.1153	0.0809	0.0438	0.0100	0.0000
$125.00	0.1074	0.0889	0.0575	0.0298	0.0097	0.0000
$130.00	0.0836	0.0681	0.0450	0.0207	0.0093	0.0000
$135.00	0.0675	0.0521	0.0342	0.0179	0.0089	0.0000
$140.00	0.0566	0.0416	0.0261	0.0173	0.0085	0.0000
$145.00	0.0469	0.0332	0.0245	0.0166	0.0083	0.0000
$150.00	0.0388	0.0315	0.0236	0.0159	0.0076	0.0000
$155.00	0.0349	0.0284	0.0227	0.0153	0.0072	0.0000
$160.00	0.0303	0.0273	0.0219	0.0147	0.0072	0.0000
$165.00	0.0298	0.0264	0.0212	0.0140	0.0066	0.0000
$170.00	0.0294	0.0256	0.0206	0.0136	0.0066	0.0000
$175.00	0.0290	0.0248	0.0198	0.0131	0.0058	0.0000
$180.00	0.0285	0.0240	0.0193	0.0128	0.0058	0.0000
$185.00	0.0293	0.0234	0.0187	0.0123	0.0053	0.0000
$190.00	0.0291	0.0229	0.0182	0.0118	0.0053	0.0000
$195.00	0.0281	0.0220	0.0176	0.0116	0.0049	0.0000
$200.00	0.0276	0.0219	0.0173	0.0112	0.0047	0.0000

The exact stock prices and effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $200.00 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $71.93 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

2013 Notes Make-Whole Table

The following table sets forth the stock price and number of make-whole shares of our common stock to be received per $1,000 principal amount of 2013 notes:

	Effective Date
Stock Price on Effective Date	February 17, 2006	February 1, 2007	February 1, 2008	February 1, 2009	February 1, 2010	February 1, 2011	February 1, 2012	February 1, 2013
$ 71.93	1.3210	1.3210	1.3210	1.3210	1.3210	1.3210	1.3210	1.3210
$ 75.00	1.1568	1.1837	1.2126	1.2288	1.2285	1.1969	1.0933	0.7519
$ 80.00	0.9384	0.9448	0.9445	0.9392	0.9133	0.8494	0.6997	0.0000
$ 85.00	0.7681	0.7630	0.7451	0.7194	0.6780	0.5985	0.4358	0.0000
$ 90.00	0.6347	0.6221	0.5955	0.5612	0.5029	0.4192	0.2652	0.0000
$ 95.00	0.5296	0.5120	0.4803	0.4418	0.3789	0.2919	0.1578	0.0000
$100.00	0.4459	0.4255	0.3911	0.3513	0.2895	0.2086	0.0935	0.0000
$105.00	0.3791	0.3573	0.3220	0.2827	0.2240	0.1520	0.0589	0.0000
$110.00	0.3248	0.3030	0.2678	0.2302	0.1757	0.1128	0.0404	0.0000
$115.00	0.2811	0.2586	0.2252	0.1893	0.1398	0.0855	0.0314	0.0000
$120.00	0.2456	0.2236	0.1914	0.1579	0.1129	0.0688	0.0301	0.0000
$125.00	0.2163	0.1951	0.1634	0.1341	0.0972	0.0574	0.0290	0.0000
$130.00	0.1933	0.1747	0.1471	0.1162	0.0840	0.0548	0.0279	0.0000
$135.00	0.1772	0.1580	0.1317	0.1028	0.0773	0.0527	0.0268	0.0000
$140.00	0.1622	0.1444	0.1190	0.0963	0.0744	0.0508	0.0259	0.0000
$145.00	0.1460	0.1319	0.1119	0.0940	0.0718	0.0490	0.0249	0.0000
$150.00	0.1416	0.1251	0.1084	0.0909	0.0693	0.0474	0.0239	0.0000
$155.00	0.1374	0.1203	0.1058	0.0861	0.0672	0.0455	0.0227	0.0000
$160.00	0.1335	0.1167	0.0983	0.0833	0.0647	0.0440	0.0222	0.0000
$165.00	0.1301	0.1140	0.0962	0.0804	0.0627	0.0426	0.0211	0.0000
$170.00	0.1276	0.1109	0.0938	0.0780	0.0608	0.0412	0.0202	0.0000
$175.00	0.1244	0.1083	0.0915	0.0758	0.0590	0.0399	0.0198	0.0000
$180.00	0.1213	0.1067	0.0893	0.0735	0.0574	0.0388	0.0189	0.0000
$185.00	0.1183	0.1039	0.0885	0.0716	0.0557	0.0376	0.0185	0.0000
$190.00	0.1153	0.1016	0.0867	0.0699	0.0543	0.0367	0.0179	0.0000
$195.00	0.1129	0.0996	0.0842	0.0678	0.0531	0.0356	0.0173	0.0000
$200.00	0.1095	0.0971	0.0823	0.0663	0.0517	0.0346	0.0167	0.0000

The exact stock prices and effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the applicable notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is in excess of $200.00 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $71.93 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

The adjustments described in this section are subject to the limitations described above under “—General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change in Control

Notwithstanding the provisions described above under “—Adjustment to Conversion Rate Upon a Change in Control,” in the case of a change in control constituting a public acquirer change in control (as defined below), we may, in lieu of issuing additional shares upon conversion, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change in control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion otherwise applicable, by multiplying the conversion rate in effect immediately before the public acquirer change in control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consideration, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change in control, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change in control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change in control.

A “public acquirer change in control” means a change in control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change in control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described above. We are required to notify holders of our election in our notice to holders of such change in control as set forth below under “—Change in Control Permits Purchase of notes by Amgen at the Option of the Holder.” In addition, upon a public acquirer change in control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.

Change in Control Permits Purchase of Notes by Amgen at the Option of the Holder

In the event of any change in control, each holder will have the right, at the holder’s option, subject to the terms and conditions of the applicable indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to the change in control purchase date (the “change in control purchase price”). Upon a valid exercise of such an option, we will be required to purchase the notes as of the date that is no later than 35 business days after the occurrence of such change in control (a “change in control purchase date”).

As promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control, which notice shall state, among other things, as applicable:

•	the events causing a change in control;

•	the date of such change in control;

•	whether such change in control will also constitute a public acquirer change in control and the conversion rights available to the holders in connection with such public acquirer change in control, including the period of conversion, if any, and any adjustments to the applicable conversion rate;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the applicable indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control shall state:

•	the certificate numbers of the notes to be delivered by the holder;

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made on the third business day following the later of the change in control purchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the change in control purchase price of the note on the third business day following the change in control purchase date in accordance with the terms of the applicable indenture, then, immediately after the change in control purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

A “change in control” means the following events:

•	any person or group, other than Amgen, its subsidiaries or any employee benefit plan of Amgen or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock then outstanding or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

•	Amgen consolidates with or merges with or into another person (other than a subsidiary of Amgen), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of Amgen), or any person (other than a subsidiary of Amgen) consolidates with or merges with or into Amgen, and the outstanding voting common stock of Amgen is reclassified into, converted for or converted into the right to receive any property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own the voting stock of Amgen immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction.

For purposes of defining a change in control:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Notwithstanding the foregoing, it will not constitute a change in control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the transaction or transactions constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

In connection with any purchase offer in the event of a change in control, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the applicable indenture to effect a change in control purchase of notes by us at the option of a holder.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

No notes may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

The following are events of default under each indenture:

•	default in payment of the principal amount or change in control purchase price with respect to any note when such becomes due and payable;

•	default in payment of any interest due on the notes, which default continues for 30 days;

•	our failure to comply with any of our other agreements in the notes or the applicable indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	(A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the applicable indenture means obligations (other than nonrecourse obligations) of Amgen for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”) in an amount in excess of $50.0 million and continuance of such failure, or (B) the acceleration of Indebtedness in an amount in excess of $50.0 million because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

•	certain events of bankruptcy or insolvency affecting us or any of our “significant subsidiaries” (as such term is defined under Regulation S-X under the Securities Act).

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding may declare the principal amount of the 2011 notes or 2013 notes, as applicable, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

The indentures provide that we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, provided that:

•	the resulting, surviving or transferee person (if other than Amgen) is organized and existing under the laws of the United States, any state thereof or the District of Columbia,

•	such corporation assumes all our obligations under the notes and the applicable indenture;

•	Amgen or such successor is not immediately thereafter in default under the applicable indenture; and

•	other conditions described in the applicable indenture are met.

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indentures. Although such transactions are permitted under the indentures, certain of the foregoing transactions occurring could constitute a change in control, permitting each holder to require us to purchase the notes of such holder as described above.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the applicable indenture or modify the rights of the holders of the 2011 notes or 2013 notes, as applicable, with the consent of the holders of at least a majority in principal amount of the 2011 notes or 2013 notes, as applicable, then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	reduce the principal amount of, change in control purchase price with respect to or any premium or interest (including additional interest) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	make any change that adversely affects the right of a holder to convert any note;

•	make any change that adversely affects the right to require us to purchase a note;

•	impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the applicable indenture that relate to modifying or amending the applicable indenture.

Without the consent of any holder of 2011 notes or 2013 notes, as applicable, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the applicable indenture;

•	to evidence a successor to us and the assumption by that successor of our obligations under the applicable indenture and the 2011 notes or 2013 notes, as applicable;

•	to secure our obligations in respect of the 2011 notes or 2013 notes, as applicable, and the applicable indenture;

•	to add to our covenants for the benefit of the holders of the 2011 notes or 2013 notes, as applicable, or to surrender any right or power conferred upon us;

•	to make any changes to comply with the Trust Indenture Act, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act; and

•	to make any change that does not adversely affect the rights of any holder of the notes.

No amendment to cure any ambiguity, defect or inconsistency in the indentures made solely to conform the indentures to the description of notes contained in the offering memorandum for the original private sale of the notes will be deemed to adversely affect the interests of the holders of the notes.

The holders of a majority in principal amount of the outstanding 2011 notes or 2013 notes, as applicable, may, on behalf of the holders of such notes waive any existing or past default under the applicable indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest or change in control purchase price or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indentures

We may satisfy and discharge our obligations under the applicable indenture by delivering to the trustee for cancellation all outstanding 2011 notes or 2013 notes, as applicable, or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the 2011 notes or 2013 notes, as applicable, have become due and payable, whether at stated maturity, or a change in control purchase date, or upon conversion or otherwise, cash, shares of common stock (solely to satisfy outstanding conversions, if applicable) or government obligations (in each case pursuant to the terms of the indentures) sufficient to pay all of the outstanding notes and paying all other sums payable under the indentures by us.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, conversion value, the conversion date, the volume weighted average price, the conversion reference period, the trading prices of the notes, the closing price, the conversion price, the required cash amount, the applicable conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

JPMorgan Chase Bank, N.A. is the initial trustee, registrar, paying agent and conversion agent under the indentures. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

The indentures and the notes are governed by, and shall be construed in accordance with, the law of the State of New York.

Global Notes; Book-Entry; Form

We initially issued the notes in the form of global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will continue to credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the applicable indenture and the 2011 notes or 2013 notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the notes represented by a global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of 2011 notes or 2013 notes, as applicable, as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to file, at our expense, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We filed the shelf registration statement of which this prospectus supplement and the accompanying prospectus are a part pursuant to such registration rights agreement. We will use our reasonable efforts to keep the shelf registration statement effective until February 17, 2008 or until the earlier of (1) the sale or transfer pursuant to the shelf registration statement of the notes and the common stock issuable upon conversion of the notes, and (2) the date when holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise.

Upon receipt of a completed selling security holder questionnaire (a form of which is available upon request to Amgen), together with such other information as we may reasonably request from a holder of such notes, we will use our reasonable efforts to file such amendments to the shelf registration statement or supplements to this prospectus supplement as are necessary to permit such holder to deliver this prospectus supplement and the accompanying prospectus to purchasers of the notes, subject to our right to suspend the use of the prospectus as discussed below; provided, however, that we will not be required to file an amendment or supplement until we have received questionnaires with respect to at least $100 million aggregate principal amount of notes; provided, further, however, that we will not be required to file an amendment or supplement more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in this prospectus supplement and therefore will not be permitted to sell any notes pursuant to the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

This summary of registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement filed as an exhibit to our current report on Form 8-K filed with the SEC on February 21, 2006, incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in the notes or our common stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information” in the accompanying prospectus.

Our authorized capital stock consists of:

•	2,750,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value, of which 687,500 shares are designated as Series A Junior Participating Preferred Stock.

The only equity securities currently outstanding are shares of common stock. As of September 30, 2006, there were approximately 1.2 billion shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our outstanding shares of common stock are quoted on the Nasdaq National Market under the symbol “AMGN.”

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine. As of September 30, 2006, 687,500 shares have been reserved and designated Series A Junior Participating Preferred Stock, none of which are issued or outstanding.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid dividends to date and do not expect to pay any dividends in the foreseeable future.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholders, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

SELLING SECURITY HOLDERS

The notes were originally issued by us and sold by the initial purchasers of the notes in a transaction exempt from the registration requirements of the Securities Act to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

The following table sets forth information as of October 27, 2006 with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus supplement and the accompanying prospectus. The information is based on information provided by or on behalf of the selling security holders. The selling security holders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling security holders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling security holders upon termination of any of these sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Acacia Life Insurance Company	$500,000.00	6,262.35	6,262.35
ACIG Insurance Company(5)	$490,000.00	6,137.10	6,137.10
Acuity Master Fund Ltd.(6)	$10,200,000.00	127,751.94	127,751.94
ADAR Investment Fund Ltd.(7)	$15,000,000.00	187,870.50	187,870.50
Advent Convertible Master Fund LP	$9,261,000.00	115,991.25	115,991.25
AHFP Context (8)	$200,000.00	2,504.94	2,504.94
Alexandra Global Master Fund Ltd.(9)	$20,000,000.00	250,494.00	250,494.00
Altma Fund SICAV PLC in Respect of the Grafton Sub Fund(8)	$1,900,000.00	23,796.93	23,796.93
Altma Fund SICAV PLC in Respect of Trinity Sub Fund	$6,349,000.00	79,519.32	79,519.32
AM International & MAC 63 Ltd.	$14,071,000.00	176,235.05	176,235.05
AM Master Fund I, LP	$26,363,000.00	330,188.67	330,188.67
American Founders Life Insurance Company(5)	$330,000.00	4,133.15	4,133.15
American Skandia Trust(10)	$1,500,000.00	18,787.05	18,787.05
American Investors Life Insurance Company(4)(11)	$500,000.00	6,262.35	6,262.35
Amerisure Mutual Insurance Company	$2,765,000.00	34,630.80	34,630.80
Ameritas Life Insurance Company	$1,650,000.00	20,665.76	20,665.76
AmerUS Life Insurance Company (4)(11)	$2,000,000.00	25,049.40	25,049.40
Anthem Insurance Company, Inc.(5)	$6,100,000.00	76,400.67	76,400.67
Arctos Partners Inc.(4)	$25,000,000.00	313,117.50	313,117.50
Argent Classic Convertible Arbitrage Fund Ltd.(12)	$9,360,000.00	117,231.19	117,231.19
Argent Classic Convertible Arbitrage Fund L.P. (13)	$1,880,000.00	23,546.44	23,546.44
Argent Classic Convertible Arbitrage Fund II, L.P. (13)	$510,000.00	6,387.60	6,387.60
Argent LowLev Convertible Arbitrage Fund, LLC(13)	$300,000.00	3,757.41	3,757.41
Argent LowLev Convertible Arbitrage Fund II, LLC(13)	$120,000.00	1,502.96	1,502.96
Argent LowLev Convertible Arbitrage Fund Ltd.(12)	$4,450,000.00	55,734.92	55,734.92
Argentum Multistrategy Fund Ltd. – Classic(12)	$220,000.00	2,755.43	2,755.43
Arkansas PERS(14)	$2,250,000.00	28,180.58	28,180.58
AstraZeneca Holdings Pension(14)	$285,000.00	3,569.54	3,569.54
Attorney’s Title Insurance Fund(14)	$375,000.00	4,696.76	4,696.76
Aviva Life Insurance Co.(15)	$1,400,000.00	17,534.58	17,534.58
Banc of America Securities LLC(3)	$10,000,000.00	226,222.00	125,247.00
Banca Del Gottardo Lugano	$1,355,000.00	16,970.97	16,970.97
Bancroft Fund Ltd.	$1,250,000.00	15,655.88	15,655.88
Bancroft IAM Limited(4)	$10,000,000.00	125,247.00	125,247.00
Bankers Life Insurance Company of New York(4)(11)	$150,000.00	1,878.71	1,878.71
Barclays Capital Securities Ltd.(3)	$60,000,000.00	751,482.00	751,482.00
Barnet Partners Ltd.(16)	$4,000,000.00	50,098.80	50,098.80
Basso Fund Ltd.(17)	$860,000.00	10,771.24	10,771.24
Basso Holdings Ltd.(18)	$17,668,000.00	221,286.40	221,286.40

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Basso Multi-Strategy Holding Fund Ltd.(19)	$3,297,000.00	41,293.94	41,293.94
BBT Fund, L.P.(20)	$5,900,000.00	73,895.73	73,895.73
BCS Life Insurance Company	$340,000.00	4,258.40	4,258.40
Beamtenversicaerungskasse Des Kantons Zurich(21)	$5,500,000.00	$68,885.85	$68,885.85
Bear Stearns International Limited	$37,000,000.00	463,413.90	463,413.90
Bernische Lehrerversichergungskasse(21)	$1,550,000.00	19,413.29	19,413.29
Blue Cross Blue Shield of Arizona	$140,000.00	1,753.46	1,753.46
Blue Cross Blue Shield of Delaware, Inc.(22)	$430,000.00	8,353.75	5,385.62
Blue Cross Blue Shield of Louisiana(5)	$1,000,000.00	12,524.70	12,524.70
BNP Paribas Arbitrage(4)	$10,000,000.00	125,247.00	125,247.00
Boilermakers Blacksmith Pension Trust(14)	$1,350,000.00	16,908.35	16,908.35
Calamos Growth & Income Fund-Calamos Investment Trust(22	$90,000,000.00	1,127,223.00	1,127,223.00
California State Auto Association(5)	$2,850,000.00	35,695.40	35,695.40
CAP Fund, L.P.(20)	$2,900,000.00	36,321.63	36,321.63
Capital Appreciation Portfolio, a series of the Ohio National Fund, Inc.(4)(23)	$2,070,000.00	25,929.13	25,929.13
CareFirst BlueChoice, Inc.(22)	$600,000.00	7,514.82	7,514.82
CareFirst of Maryland, Inc.(22)	$850,000.00	10,646.00	10,646.00
Catholic Family Life Insurance Company	$260,000.00	3,256.42	3,256.42
Catholic Mutual Relief Society of America(5)	$500,000.00	6,262.35	6,262.35
CC Convertible Arbitrage, Ltd.(4)(24)	$3,000,000.00	37,574.10	37,574.10
Cervantes Portfolio LLC	$300,000.00	3,757.41	3,757.41
CGNU Life Fund(15)	$5,000,000.00	62,623.50	62,623.50
Cheyne Fund LP(25)	$7,704,000.00	96,490.29	96,490.29
Cheyne Leverage Fund LP(25)	$6,166,000.00	77,227.30	77,227.30
Chrysler Corporation Master Retirement Trust(4)(26)	$6,470,000.00	81,034.81	81,034.81
Chrysler Insurance Company	$1,100,000.00	13,777.17	13,777.17
CIP Limited Duration Co.(25)	$390,000.00	4,884.63	4,884.63
Citadel Equity Fund Ltd.(4)(27)	$2,500,000.00	31,311.75	31,311.75
Citigroup Global Markets Inc.(3)	$10,885,000.00	136,331.36	136,331.36
Class C Trading Company, Ltd.(13)	$2,360,000.00	29,558.29	29,558.29
CNH CA Master Account, L.P.(28)	$5,000,000.00	62,623.50	62,623.50
Commercial Union Life Fund(15)	$6,300,000.00	78,905.61	78,905.61
Commissioners of the Land Office(10)	$750,000.00	9,393.53	9,393.53
Columbia Convertible Securities Fund	$4,970,000.00	134,497.76	62,247.76
Context Advantage Fund, L.P.(8)	$1,050,000.00	13,150.94	13,150.94
Context Offshore Advantage Fund, LTD(8)	$3,900,000.00	48,846.33	48,846.33
Continental Assurance Company on Behalf of its Separate Account (E) (4)	$2,500,000.00	31,311.75	31,311.75
Convertible Securities Fund	$30,000.00	72,625.74	375.74
CQS Convertible and Quantitative Strategies Masterfund Limited(29)	$35,000,000.00	438,364.50	438,364.50
Credit Agricole Structured Asset Management(13)	$230,000.00	2,880.68	2,880.68
Credit Industriel D’Alsace Lorraine	$10,000,000.00	125,247.00	125,247.00
Credit Suisse Asset Management	$200,000.00	2,504.94	2,504.94
Credit Suisse Asset Management	$600,000.00	7,514.82	7,514.82
Credit Suisse International(3)	$49,000,000.00	613,710.30	613,710.30
Credit Suisse Securities, LLC(3)	$125,359,000.00	1,570,083.87	1,570,083.87
CSA B Bond Convertible Global Restricted	$3,500,000.00	43,836.45	43,836.45
CSA L Fund Bond Convertible Global Restricted	$6,500,000.00	81,410.55	81,410.55
Daimler Chrysler Corp Emp #1 Pension Plan dtd 4/1/89(30)	$5,205,000.00	65,191.06	65,191.06
DBAG London(4)(31)	$70,662,000.00	885,020.35	885,020.35
DBX – Convertible Arbitrage 9 Fund(9)	$250,000.00	3,131.18	3,131.18
Delaware PERS(14)	$1,525,000.00	19,100.17	19,100.17
Delaware Public Employees Retirement System(4)(26)	$2,630,000.00	32,939.96	32,939.96
Delta Airlines Master Trust – CV(4)(26)	1,415,000.00	17,722.45	17,722.45
Delta Pilots Disability & Survivorship Trust – CV(4)(26)	$785,000.00	9,831.89	9,831.89
Deutsche Bank Securities Inc. (3)	$3,000,000.00	37,574.10	37,574.10
The Drake Offshore Master Fund, Ltd.	$3,000,000.00	37,574.10	37,574.10
Eastern Alliance Insurance Company	$130,000.00	1,628.21	1,628.21
Ellsworth Fund Ltd.	$1,250,000.00	15,655.88	15,655.88
Empyrean Capital Fund, LP	$17,789,000.00	222,801.89	222,801.89
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	$3,458,000.00	43,310.41	43,310.41
Empyrean Capital Overseas Fund, Ltd.	$28,753,000.00	360,122.70	360,122.70
Excellus Health Plan, Inc.(5)	$4,300,000.00	53,856.21	53,856.21
Family Service Life Insurance Company(4)(32)	$200,000.00	2,504.94	2,504.94
Finch Tactical Plus Class B(8)	$300,000.00	3,757.41	3,757.41
First Mercury Insurance Company	$380,000.00	4,759.39	4,759.39
Five Sticks, L.P.(33)	$675,000.00	8,454.17	8,454.17
Fleet Maritime, Inc.	$600,000.00	7,514.82	7,514.82
Fore Convertible Master Fund, Ltd.	$90,803,000.00	1,137,280.33	1,137,280.33
Fore Erisa Fund, Ltd.	$9,173,000.00	114,889.07	114,889.07
Fore Multi Strategy Master Fund, Ltd.	$26,154,000.00	327,571.00	327,571.00
Fortis L Fund Bond Convertible World	$25,000,000.00	313,117.50	313,117.50
Founders Insurance Company	$100,000.00	1,252.47	1,252.47
F.M. Kirby Foundation, Inc.(4)(26)	$1,185,000.00	14,841.77	14,841.77

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
FPL Group Employees Pension Plan	$500,000.00	6,262.35	6,262.35
Franklin and Marshall College(30)	$125,000.00	1,565.59	1,565.59
Fuji US Income Open(10)	$1,000,000.00	12,524.70	12,524.70
Gemini Sammelstifiung zur Forderung Der Personalvorsorge(21)	$700,000.00	8,767.29	8,767.29
Georgia Firefighters Pension Fund(10)	$700,000.00	8,767.29	8,767.29
GLG Global Convertible Fund plc(34)	$10,000,000.00	125,247.00	125,247.00
GLG Investments IV plc - GLG Global Convertible UCITS Distribution Fund(35)	$250,000.00	3,131.18	3,131.18
GLG Investments plc - GLG Global Convertible UCITS Fund(36)	$20,000,000.00	250,494.00	250,494.00
GMAM Investment Funds Trust	$1,000,000.00	12,524.70	12,524.70
Goldman, Sachs & Co.(3)	$22,442,000.00	1,683,380.32	281,079.32
Government of Singapore Investment Corporation Pte Ltd.	$45,990,000.00	2,584,613.95	576,010.95
Government of Singapore Investment Corporation Pte Ltd.	$19,250,000.00	2,113,289.48	241,100.48
Grace Convertible Arbitrage Fund, Ltd.(37)	$3,500,000.00	43,836.45	43,836.45
Group Hospitalization and Medical Services, Inc.(22)	$1,250,000.00	27,617.01	15,655.88
Guardian Life High Delta Convertibles(4)(32)	$1,500,000.00	18,787.05	18,787.05
Guardian Life Insurance Company(4)(32)	$11,000,000.00	137,771.70	137,771.70
Guardian Pension Trust(4)(32)	$1,000,000.00	12,524.70	12,524.70
Hallmark Convertible Securities Fund(14)	$20,000.00	250.49	250.49
HFR CA Global Select Master Trust Account(13)	$990,000.00	12,399.45	12,399.45
HFR Convertible Arbitrage	$614,000.00	7,690.17	7,690.17
Highbridge Int’l LLC(38)	$30,000,000.00	375,741.00	375,741.00
HSBC Multi-Strategy Arbitrage Fund(4)	$1,000,000.00	12,524.70	12,524.70
ICI American Holdings Trust(14)	$495,000.00	6,199.73	6,199.73
Indiana Lumbermens Mutual Insurance Company(5)	$380,000.00	4,759.39	4,759.39
Indianapolis Life Insurance Company(4)(11)	$8,000,000.00	100,197.60	100,197.60
Inflective Convertible Opportunity Fund I, Limited(4)(11)	$5,000,000.00	62,623.50	62,623.50
Inflective Convertible Opportunity Fund I, LP(4)(11)	$2,000,000.00	25,049.40	25,049.40
ING Convertible Fund	$1,900,000.00	23,796.93	23,796.93
ING VP Convertible Portfolio	$100,000.00	1,252.47	1,252.47
Injured Workers Insurance Fund(10)	$1,900,000.00	23,796.93	23,796.93
Injured Workers Insurance Fund of Maryland	$1,300,000.00	16,282.11	16,282.11
Innovest Finanz AG Siemans/Convertibles Global Developed	$2,000,000.00	25,049.40	25,049.40
Innovest Finanzdienstle	$14,495,000.00	181,545.53	181,545.53
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(8)	$300,000.00	3,757.41	3,757.41
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	$875,000.00	18,933.20	10,959.11
Institutional Benchmark Series-Ivan Segregated Acct.(4)(11)	$2,000,000.00	25,049.40	25,049.40
Integrity Mutual Insurance Company	$130,000.00	1,628.21	1,628.21
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (4)(26)	$630,000.00	7,890.56	7,890.56
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (10)	$600,000.00	7,514.82	7,514.82
International Truck & Engine Corporation Retiree Health Benefit Trust(4)(26)	$370,000.00	4,634.14	4,634.14
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(4)(26)	$345,000.00	4,321.02	4,321.02
International Truck & Engine Corporation Retirement Plan Salaried Employee’s Trust(10)	$300,000.00	3,757.41	3,757.41
ITT Investment & Savings Plan(4)(23)	$1,075,000.00	13,464.05	13,464.05
Jeffries Umbrella Fund Global Convertible Bonds(21)	$6,900,000.00	86,420.43	86,420.43
Jennison Equity Opportunity Fund, a series of The Prudential Investment Portfolios, Inc.(4)(23)	$7,410,000.00	92,808.03	92,808.03
JMG Capital Partners, L.P.(39)	$5,000,000.00	62,623.50	62,623.50
JMG Triton Offshore Fund, Ltd.(40)	$5,000,000.00	62,623.50	62,623.50
JPMorgan Securities, Inc.(3)	$67,268,000.00	842,511.52	842,511.52
Kamunting Street Master Fund, Ltd.(41)	$35,000,000.00	438,364.50	438,364.50
KBC Convertibles MAC28 Limited(4)(42)	$2,000,000.00	25,049.40	25,049.40
KBC Diversified Fund, A Segregated Portfolio of KBC Diversified Fund, SPC(4)(42)	$5,500,000.00	68,885.85	68,885.85
KBC Financial Products Cayman Islands Ltd.(4)(43)	$20,000,000.00	250,494.00	250,494.00
KBC Financial Products USA, Inc.(3)(44)	$2,800,000.00	35,069.16	35,069.16
KBC Multi-Strategy Arbitrage Fund, A Segregated Portfolio of KBC Alpha Master Fund SPC(4)(42)	$46,000,000.00	576,136.20	576,136.20
KeySpan Foundation(10)	$50,000.00	626.24	626.24
KeySpan Insurance Company(10)	$150,000.00	1,878.71	1,878.71
Koch Industries Inc. Master Pension Trust(5)	$700,000.00	8,767.29	8,767.29
LDG Limited(45)	$2,499,000.00	31,299.23	31,299.23
Lehman Brothers, Inc.(3)	$19,000,000.00	1,602,424.70	237,969.30
Leland Stanford Jr. University	$100,000.00	1,252.47	1,252.47
Linden Capital LP	$25,000,000.00	313,117.50	313,117.50
Lord Abbett America’s Value Fund(10)	$2,500,000.00	31,311.75	31,311.75
Lord Abbett Investment Trust – LA Convertible Fund(10)	$2,500,000.00	31,311.75	31,311.75
Lord Abbett Series Fund - America’s Value Portfolio(10)	$250,000.00	3,131.18	3,131.18

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby(2)
Lord Abbett Series Fund – Bond Debenture Portfolio (10)	$750,000.00	9,393.53	9,393.53
Lydian Global Opportunities Master Fund Limited(46)	$20,000,000.00	250,494.00	250,494.00
Lydian Overseas Partners Master Fund L.P.(46)	$38,000,000.00	945,523.90	475,938.60
Lyxor/AM Investment Fund Ltd.	$3,217,000.00	40,291.96	40,291.96
Lyxor/Context Fund Ltd(4)(8)	$900,000.00	11,272.23	11,272.23
Lyxor Convertible Arbitrage Fund	$334,000.00	4,183.25	4,183.25
Lyxor/Inflective Convertible Opportunity Fund(4)(11)	$2,000,000.00	25,049.40	25,049.40
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(13)	$2,800,000.00	35,069.16	35,069.16
Lyxor Quest Fund Ltd.(47)	$5,000,000.00	62,623.50	62,623.50
MAG Mutual Insurance Company(5)	$450,000.00	5,636.12	5,636.12
MacKay Shields LLC(4)	$31,975,000.00	400,477.28	400,477.28
Man MAC 1, Ltd	$38,870,000.00	486,835.09	486,835.09
McMahan Securities Co., L.P.(3)(48)	$1,315,000.00	16,850.96	16,469.98
Medico Insurance Company	$680,000.00	8,516.80	8,516.80
Medico Life Insurance Company	$430,000.00	5,385.62	5,385.62
Merrill Lynch Financial Markets(4)	$15,000,000.00	187,870.50	187,870.50
Merrill Lynch Insurance Group Bond Debenture Portfolio(10)	$25,000.00	313.12	313.12
Merrill Lynch Pierce Fenner & Smith(3)	$5,733,000.00	71,804.11	71,804.11
Met Investor Series Trust - America’s Value(10)	$250,000.00	3,131.18	3,131.18
Met Investor Series Trust – Bond Debenture(10)	$3,500,000.00	43,836.45	43,836.45
Microsoft Capital Group, L.P.(4)(26)	$1,050,000.00	13,150.94	13,150.94
Midwest Medical Insurance Company(5)	$270,000.00	3,381.67	3,381.67
MSS Convertible Arbitrage 1 Fund(49)	$58,000.00	2,746.54	726.43
National Bank of Canada – Tenor(4)(50)	$10,000,000.00	125,247.00	125,247.00
National Fuel & Gas Company Retirement Plan(10)	$500,000.00	6,262.35	6,262.35
NGM Insurance Company	$330,000.00	4,133.15	4,133.15
Nomura Securities International(3)	$40,000,000.00	1,533,121.00	500,988.00
North Dakota State Investment Board(22)	$2,005,000.00	25,112.02	25,112.02
The Northwestern Mutual Life Insurance Company(4)(51)	$5,000,000.00	1,198,263.50	62,623.50
Norwich Union Life and Pensions(15)	$8,700,000.00	108,964.89	108,964.89
Nuveen Preferred & Convertible Income Fund JPC(14)	$7,760,000.00	97,191.67	97,191.67
Nuveen Preferred & Convertible Fund JQC(14)	$10,850,000.00	135,893.00	135,893.00
OCM Convertible Trust(4)(26)	$2,620,000.00	32,814.71	32,814.71
OCM Global Convertible Securities Fund(4)(26)	$700,000.00	8,767.29	8,767.29
Oppenheim Pramerica Asset Management S.a.r.l. on behalf of FvS Portfolio(4)(52)	$3,000,000.00	42,574.10	37,574.10
Partners Group Alternative Strategies PCC Limited, Red Delta Cell	$1,000,000.00	23,245.42	12,524.70
Partner Reinsurance Company Ltd. (4)(26)	$1,425,000.00	17,847.70	17,847.70
Pensionkasse Der Antalis AG(21)	$100,000.00	1,252.47	1,252.47
Pensionkasse Der Lonza, AG(21)	$300,000.00	3,757.41	3,757.41
Pensionkasse Der Rockwell Automation AG(21)	$200,000.00	2,504.94	2,504.94
Pensionkasse Huntsman(21)	$200,000.00	2,504.94	2,504.94
Pension Hospitalization Benefit Plan of the Electrical Ind Plan(10)	$500,000.00	6,262.35	6,262.35
Peoples Benefit Life Insurance Company Teamsters(16)	$5,000,000.00	62,623.50	62,623.50
Philadelphia Board of Pensions(10)	$600,000.00	7,514.82	7,514.82
Physicians Mutual Insurance Company(5)	$590,000.00	7,389.57	7,389.57
PIMCO Convertible Fund(53)	$750,000.00	9,393.53	9,393.53
Polygon Global Opportunities Master Fund(54)	$10,000,000.00	125,247.00	125,247.00
Premera Blue Cross	$2,200,000.00	27,554.34	27,554.34
President and Fellows of Harvard College(55)	$15,000,000.00	187,870.50	187,870.50
Primera Fund Combined Alpha Convertible	$800,000.00	10,019.76	10,019.76
Privilege Portfolio SICAV(15)	$27,500,000.00	344,429.25	344,429.25
Prudential Insurance Co. of America(4)(14)	$130,000.00	1,628.21	1,628.21
PV Promea(21)	$450,000.00	5,636.12	5,636.12
Quattro Fund Ltd.	$14,875,000.00	315,662.37	186,304.91
Quattro Multistrategy Masterfund IP	$875,000.00	18,933.20	10,959.11
Quest Global Convertible Master Fund Ltd.(47)	$1,000,000.00	12,524.70	12,524.70
Quincy Mutual Fire Insurance Company	$900,000.00	11,272.23	11,272.23
Qwest Occupational Health Trust(5)	$350,000.00	4,383.65	4,383.65
Qwest Occupational Health Trust (4)(26)	$605,000.00	7,577.44	7,577.44
Qwest Pension Trust(5)	$1,950,000.00	24,423.17	24,423.17
Qwest Pension Trust(4)(26)	$1,530,000.00	19,162.79	19,162.79
Radian Asset Assurance, Inc.(10)	$2,450,000.00	30,685.52	30,685.52
Radian Guaranty(10)	$500,000.00	6,262.35	6,262.35
Radian Guaranty, Inc.(5)	$450,000.00	5,636.12	5,636.12
Radian Insurance Inc.(10)	$6,350,000.00	79,531.85	79,531.85
Rampart Enhanced Convertible Investors, LLC(30)	$1,135,000.00	14,215.53	14,215.53
RBC Capital Markets(3)	$5,000,000.00	62,623.50	62,623.50
Redbourn Partners Ltd.(16)	$4,000,000.00	50,098.80	50,098.80
Rio Tinto America Master Retirement Trust(4)(23)	$1,133,000.00	14,190.49	14,190.49
Ritchie Capital Structure Arbitrage Trading, Ltd(56)	$15,000,000.00	187,870.50	187,870.50
RMF Umbrella SICAV	$700,000.00	14,083.35	8,767.29
Rhythm Fund Ltd.(4)(42)	$2,500,000.00	31,311.75	31,311.75
S.A.C. Arbitrage Fund, LLC.	$47,500,000.00	594,923.25	594,923.25

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned(1)	Offered Hereby(2)
Sage Capital Management, LLC(57)	$1,400,000.00	17,534.58	17,534.58
Sandelman Partners Multi-Strategy Master Fund Ltd.	$80,000,000.00	1,506,877.00	1,001,976.00
Saranac Capital Management LP(58)	$7,500,000.00	93,935.25	93,935.25
Satellite Convertible Arbitrage Master Fund LLC	$15,000,000.00	232,171.00	187,870.50
Silver Convertible Arbitrage Fund, LDC	$460,000.00	5,761.36	5,761.36
South Dakota Retirement System(59)	$5,500,000.00	112,985.85	68,885.85
Special Value Portfolio, a series of the Dreyfus Variable Investment Fund(4)(23)	$308,000.00	3,857.61	3,857.61
Sphinx Fund	$3,052,000.00	38,225.38	38,225.38
SRI Fund, L.P.(20)	$1,200,000.00	15,029.64	15,029.64
State National Insurance Company	$120,000.00	1,502.96	1,502.96
State of Oregon Equity(14)	$6,405,000.00	80,220.70	80,220.70
Steelhead Pathfinder Fund, LP(60)	$500,000.00	6,262.35	6,262.35
The St. Paul Travelers Companies, Inc.- Commercial Lines(4)(26)	$2,260,000.00	28,305.82	28,305.82
SuttonBrook Capital Portfolio LP(61)	$36,000,000.00	450,889.20	450,889.20
Syngenta AG	$185,000.00	2,317.07	2,317.07
TCW Group, Inc.(62)	$4,954,000.00	62,047.36	62,047.36
Tenor Opportunity Master Fund, Ltd.(50)	$20,000,000.00	250,494.00	250,494.00
Thrivent Financial for Lutherans(4)(63)	$7,000,000.00	233,753.70	87,672.90
Topaz Fund(4)	$5,000,000.00	62,623.50	62,623.50
Total Fina Elf Finance US, Inc.(10)	$300,000.00	3,757.41	3,757.41
TQA Master Fund	$36,386,000.00	455,723.73	455,723.73
TQA Master Plus Fund	$10,535,000.00	131,947.71	131,947.71
Tribeca Global Convertible Investments Ltd.(4)	$10,133,220.00	126,915.54	126,915.54
Trinity River Insurance Company(5)	$470,000.00	5,886.61	5,886.61
UBS AG London fbo WCBP(4)	$65,000,000.00	814,105.50	814,105.50
UBS O’Conner LLC F/B/O O’Conner Global Convertible Arbitrage II Master Limited	$7,473,000.00	93,597.08	93,597.08
UBS O’Conner LLC F/B/O O’Conner Global Convertible Arbitrage Master Limited	$39,527,000.00	495,063.82	495,063.82
UBS O’Conner LLC F/B/O O’Conner Global Convertible Bond Master Limited	$2,500,000.00	66,752.15	31,311.75
UBS Securities LLC(3)	$18,740,000.00	508,521.88	234,712.88
Universal Investment Gesellschaft MBH REF Aventis(21)	$6,200,000.00	77,653.14	77,653.14
University of Arkansas Foundation(10)	$450,000.00	5,636.12	5,636.12
UnumProvident Corporation(4)(26)	$805,000.00	10,082.38	10,082.38
U.S. Value Fund, a series of the Worldwide Investors Portfolio(4)(23)	$686,000.00	20,791.94	8,591.94
Value Nine Convertible Fund, Inc.	$450,000.00	5,636.12	5,636.12
Vanguard Convertible Securities Fund, Inc.(4)(26)	$10,255,000.00	128,440.80	128,440.80
Vermont Mutual Insurance Company(10)	$150,000.00	1,878.71	1,878.71
Vicis Capital Master Fund(64)	$9,000,000.00	112,722.30	112,722.30
Virginia Retirement System(5)	$5,700,000.00	71,390.79	71,390.79
Virginia Retirement System(4)(26)	$4,920,000.00	61,621.52	61,621.52
Wachovia Bank National Association(4)	$25,000,000.00	313,117.50	313,117.50
Wachovia Capital Markets LLC(3)(4)	$3,200,000.00	40,079.04	40,079.04
Wells Fargo & Company	$2,500,000.00	31,311.75	31,311.75
Western American Life Insurance Company	$60,000.00	751.48	751.48
Worldwide Transactions Limited(8)	$950,000.00	11,898.47	11,898.47
Xavex Convertible Arbitrage 2 Fund(13)	$160,000.00	2,003.95	2,003.95
Xavex Convertible Arbitrage 10 Fund(13)	$900,000.00	11,272.23	11,272.23
Yield Strategies Fund I, L.P.(16)	$2,000,000.00	25,049.40	25,049.40
YWCA Retirement Fund, Inc.	$500,000.00	36,212.60	6,262.35
Zazove Convertible Securities Fund, Inc.(5)	$1,200,000.00	15,029.64	15,029.64
Zazove Institutional Investment Grade Convertible Fund, L.P.(5)	$2,500,000.00	31,311.75	31,311.75
Zurich Institutional Benchmark Master Fund	$7,528,000.00	94,285.94	94,285.94
Zurich Institutional Funds, Wandelanleihen Global(21)	$1,600,000.00	20,039.52	20,039.52
TOTAL	$2,423,530,220.00	41,158,828.49	30,353,992.07

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.5247 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5247 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below.
(3)	The selling security holder is a broker-dealer.
(4)	The selling security holder is an affiliate of a broker-dealer.
(5)	Gene T. Pretti is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(6)	Howard Needle and David Harris are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(7)	Abby Flamholz and Yehuda Blinder are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(8)	Michael S. Rosen and William D. Fertig are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(9)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the selling security holder (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling security holder. Alexandra disclaims beneficial ownership of such shares of common stock. Mikhail A. Filimonov (“Filimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling security holder. Filimonov disclaims beneficial ownership of such shares of common stock.
(10)	Maren Lindstrom, c/o Lord Abbett LLC., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(11)	Thomas J. Ray, CIO, Inflective Asset Management, LLC is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(12)	Henry J. Cox is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(13)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(14)	Ann Houlihan is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(15)	David Clott is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(16)	Alex Lach is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(17)	Basso Capital Management, L.P. (“BCM”) is the investment adviser to Basso Fund Ltd. Howard I. Fischer is a member of Basso GP, LLC, the General Partner of BCM, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.
(18)	Basso Capital Management, L.P. (“BCM”) is the investment adviser to Basso Holdings Ltd. Howard I. Fischer is a member of Basso GP, LLC, the General Partner of BCM, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.
(19)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.
(20)	Sid R. Bass is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(21)	Avtandil Gigineishuili of Jefferies Investment Management is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(22)	Nick Calamos is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(23)	Securities may also be sold by the selling security holder’s registered investment advisor.
(24)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd.
(25)	David Treadwell is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(26)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the selling security holder with respect to the aggregate principal amount of notes. It does not own any equity interest in the selling securty holder but has voting and dispositive power over the notes. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling security holder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes held by the selling security holder, except for their pecuniary interest therein.
(27)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(28)	CNH Partners, LLC is Investment Advisor of the selling security holder and has sole voting and dispositive power over the notes or the common stock into which the notes are convertible. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(29)	Directors Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden, and Jim Rodgers are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(30)	Jack Feiler, Chief Investment Officer, Palisade Capital Management Investment Advisor, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(31)	Patrick Corrigan is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(32)	John Murphy, Managing Director, Guardian Life Insurance Co., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(33)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Five Sticks, L.P. (“Basso Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.
(34)	GLG Global Convertible Fund plc is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(35)	GLG Investments IV plc - sub-fund: GLG Global Convertible UCITS (Distributing) Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(36)	GLG Investments plc - sub-fund: GLG Global Convertible UCITS Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(37)	Michael Brailov is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(38)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.
(39)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the notes or the common stock into which the notes are convertible. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.
(40)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the notes or the common stock into which the notes are convertible. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.
(41)	Allan Teh is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(42)	Carlo Georg, the Chief Investment Officer of KBC Alternative Investment Management Ltd., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(43)	The securities are under the total control of KBC Financial Products Cayman Islands Ltd. KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(44)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(45)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Robert Buttman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.
(46)	David C. Friezo is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(47)	Frank Campana, Chief Investment Officer of Quest Investment Management LLC, and James Doolin are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(48)	Ron Fertig, Jay Glassman, Joe Dwyer, D. Bruce McMahon, Norman Ziegler, Joe Castro, Pat Ranson, and Howard Ledham are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(49)	Robert Butman, Paul Bucci, George Esser, John Idone, Bartholomew Tesoriero, Andrew Anderson, and DJ Langis are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(50)	Robin R. Shah and Alexander C. Robinson are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(51)	NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), have variable annuity contracts registered under the 1933 Act. As such, these separate accounts are not investment companies; however, Northwestern Mutual does file 1934 Act reports in respect of the two separate accounts. Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is the investment adviser to Northwestern Mutual with respect to the notes or the common stock into which the notes are convertible. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the notes or the common stock into which the notes are convertible and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purpsoes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. Mr. Baier’s address is 720 East Wisconsin Avenue, Milwaukee, WI 53202.
(52)	Detlef Bierbaum, Dr. Bernd Borgmeier, Dr. Rupert Hengster, J. Gabriel Irwin, Ferdinand-Alexander Leisten, Stephen Pelletier, Susan M. Scheader, John P. Smalling, Andreas Jockel, Harry Rosenbaum, Ute Becker, Alexander Schulligen, Max von Frantzius, Peter Balle, Thomas Becker, Julia Brauckmann, Otmar Gorges, Detlef Vallender, Johann Will, Andreas Becker, Katja Kirchen, Ralf Klein, and Ulrike Sauer are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(53)	Mark Hudoff is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(54)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
(55)	President and Fellows of Harvard College (“Harvard”) has the sole power to vote and dispose of the shares. Harvard is a Massachusetts educational and charitable corporation.
(56)	A.R. Thane Ritchie is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(57)	Peter deLisser, Managing Member of the selling security holder, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(58)	Ross Margolies of Saranac Capital Management GP LLC is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(59)	Dan Frasier and Ross Sandine are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(60)	J. Michael Johnston and Brian Klein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(61)	John London and Steven Weinstein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(62)	Thomas Lyon is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(63)	The Chief Investment Officer exercises investment discretion through a series of delegations originating with the Board of Directors. The current CIO is Russell Swansen.
(64)	John Succo, Shad Stastney, and Sky Lucas are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)		Offered Hereby (2)
1976 Distribution Trust fbo AR Lauder	$6,000.00	75.49		75.49
2000 Revocable Trust fbo AR Lauder	$5,000.00	62.91		62.91
Abbey National Financial Products (4)	$8,000,000.00	816,183.80	(5)	100,651.20
Acuity Master Fund Ltd.(6)	$7,500,000.00	94,360.50		94,360.50
ADAR Investment Fund Ltd.(7)	$25,000,000.00	314,535.00		314,535.00
AG Offshore Convertibles, Ltd.(4)(8)	$10,000,000.00	125,814.00		125,814.00
AHFP Context(9)	$1,150,000.00	14,468.61		14,468.61
Alcon Laboratories	$469,000.00	5,900.68		5,900.68
Alexandra Global Master Fund Ltd.(10)	$30,000,000.00	377,442.00		377,442.00
Allstate Insurance Company(4)(11)	$25,500,000.00	882,132.83		320,825.70
Allstate Life Insurance Company(4)(11)	$25,500,000.00	882,132.83		320,825.70
Aloha Airlines Non-Pilots Pension Trust	$75,000.00	943.61		943.61
Altma Fund SICAV PLC in Respect of the Grafton Sub Fund(9)	$1,700,000.00	21,388.38		21,388.38
AM International & MAC 63 Ltd.	$6,011,000.00	75,626.80		75,626.80
AM Master Fund I, LP	$15,934,000.00	200,472.03		200,472.03
American Express Funds – Convertible Bonds	$425,000.00	5,347.10		5,347.10
American Investors Life Insurance Company(4)(12)	$1,000,000.00	12,581.40		12,581.40
AmerUS Life Insurance Company(4)(12)	$3,000,000.00	37,744.20		37,744.20
Argent Classic Convertible Arbitrage Fund, L.P.(13)	$3,670,000.00	46,173.74		46,173.74
Argent Classic Convertible Arbitrage Fund II, L.P.(13)	$850,000.00	10,694.19		10,694.19
Argent Classic Convertible Arbitrage Fund Ltd.(14)	$27,650,000.00	347,875.71		347,875.71
Argent LowLev Convertible Arbitrage Fund, LLC(13)	$3,000,000.00	37,744.20		37,744.20
Argent LowLev Convertible Arbitrage Fund II, LLC(13)	$320,000.00	4,026.05		4,026.05
Argent LowLev Convertible Arbitrage Fund Ltd.(14)	$17,515,000.00	220,363.22		220,363.22
Argentum Multi-Strategy Fund Ltd-Classic(14)	$410,000.00	5,158.37		5,158.37
Arkansas PERS(15)	$2,750,000.00	34,598.85		34,598.85
Arlington County Employees Retirement System	$686,000.00	8,630.84		8,630.84
AstraZeneca Holdings Pension	$350,000.00	4,403.49		4,403.49
Attorney’s Title Insurance Fund(15)	$285,000.00	3,585.70		3,585.70
Bancroft Fund Ltd.	$500,000.00	6,290.70		6,290.70
Bank of America Pension Plan(16)	$8,500,000.00	106,941.90		106,941.90
Bankers Life Insurance Company of New York(4)(12)	$250,000.00	3,145.35		3,145.35
Barnet Partners Ltd.(16)	$8,000,000.00	100,651.20		100,651.20
BBT Fund, L.P.(17)	$16,225,000.00	204,133.22		204,133.22
Black Diamond Convertible Offshore LDC(18)	$4,524,000.00	56,918.25		56,918.25
Black Diamond Offshore Ltd.(18)	$3,295,000.00	41,455.71		41,455.71
BMO Nesbitt Burns Inc.	$25,000,000.00	314,535.00		314,535.00
Boilermakers Blacksmith Pension Trust	$2,725,000.00	34,284.32		34,284.32
Brevan Howard Equity Strategies Master Fund Ltd.(19)	$5,000,000.00	62,907.00		62,907.00
British Virgin Islands Social Security Board	$159,000.00	2,000.44		2,000.44
Bunting Family III, LLC – Capital Appreciation(4)(20)	$54,000.00	679.40		679.40
CAP Fund, L.P.(17)	$7,975,000.00	100,336.67		100,336.67
CapitalWorks Investment Partners	$750,000.00	9,436.05		9,436.05
CC Convertible Arbitrage, Ltd.(4)(21)	$2,000,000.00	25,162.80		25,162.80
Cheyne Fund LP(22)	$25,575,000.00	321,769.31		321,769.31
Cheyne Leverage Fund LP(22)	$21,725,000.00	273,330.92		273,330.92
Citadel Equity Fund Ltd.(4)(23)	$320,000,000.00	4,026,048.00		4,026,048.00
Citigroup Global Markets Inc.(3)	$3,084,000.00	38,801.04		38,801.04
City University of New York	$137,000.00	1,723.65		1,723.65
Class C Trading Company, Ltd.(13)	$4,595,000.00	57,811.53		57,811.53
CNH CA Master Account, L.P.(24)	$5,000,000.00	62,907.00		62,907.00
Columbia Convertible Securities Fund	$4,970,000.00	134,779.56		62,529.56
Context Advantage Fund, L.P.(9)	$850,000.00	10,694.19		10,694.19
Context Offshore Advantage Fund, LTD(9)	$3,500,000.00	44,034.90		44,034.90
Continental Assurance Company on behalf of its Separate Account (E)(4)	$2,500,000.00	31,453.50		31,453.50
Convertible Securities Fund	$30,000.00	72,627.44		377.44
CQS Convertible and Quantitative Strategies Masterfund Limited(25)	$85,000,000.00	1,069,419.00		1,069,419.00
Credit Agricole Structured Asset Management(13)	$680,000.00	8,555.35		8,555.35
Credit Suisse Asset Management c/o UBS	$1,200,000.00	15,097.68		15,097.68
Credit Suisse Asset Management c/o State Street	$3,800,000.00	47,809.32		47,809.32
Credit Suisse International(3)	$30,000,000.00	377,442.00		377,442.00
Credit Suisse Securities LLC(3)	$53,500,000.00	673,104.90		673,104.90
DBAG London(4)(26)	$172,045,000.00	2,164,566.96		2,164,566.96
DBX-Convertible Arbitrage 9 Fund(10)	$250,000.00	3,145.35		3,145.35
Delaware PERS	$1,875,000.00	23,590.13		23,590.13
DeepRock & Co.(16)	$500,000.00	6,290.70		6,290.70
Delaware Dividend Income Fund	$775,000.00	9,750.59		9,750.59
Delta Airlines Master Trust	$485,000.00	6,101.98		6,101.98
Deutsche Bank Securities Inc.(3)	$2,000,000.00	25,162.80		25,162.80
Dividend & Income Fund	$165,000.00	2,075.93		2,075.93
Double Black Diamond Offshore LDC(18)	$17,181,000.00	216,161.03		216,161.03

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
The Drake Offshore Master Fund, Ltd.	$2,250,000.00	28,308.15	28,308.15
Ellsworth Fund Ltd.	$500,000.00	6,290.70	6,290.70
Empyrean Capital Fund, LP	$8,894,000.00	111,898.97	111,898.97
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	$1,729,000.00	21,753.24	21,753.24
Empyrean Capital Overseas Fund, Ltd.	$14,377,000.00	180,882.79	180,882.79
Equity Overlay Fund, LLC(16)	$1,000,000.00	12,581.40	12,581.40
FFVA Mutual Insurance Company	$190,000.00	2,390.47	2,390.47
Fidelity Financial Trust: Fidelity Convertible Securities Fund(4)(27)	$25,000,000.00	314,535.00	314,535.00
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund(4)(27)	$5,000,000.00	62,907.00	62,907.00
Finch Tactical Plus Class B(9)	$250,000.00	3,145.35	3,145.35
Fore Convertible Master Fund, Ltd.	$250,000.00	3,145.35	3,145.35
Fore Erisa Fund, Ltd.	$2,500,000.00	31,453.50	31,453.50
Fore Multi Strategy Master Fund, Ltd.	$5,000,000.00	62,907.00	62,907.00
Forest Global Convertible Master Fund L.P.(28)	$13,486,000.00	169,672.76	169,672.76
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(28)	$666,000.00	8,379.21	8,379.21
FPL Group Employees Pension Plan	$800,000.00	10,065.12	10,065.12
Franklin Convertible Securities Fund	$18,000,000.00	226,465.20	226,465.20
Froley Revy Alternative Strategies	$1,000,000.00	12,581.40	12,581.40
Georgia Municipal Employees Benefit System	$4,350,000.00	54,729.09	54,729.09
Global Dividend & Income Fund	$60,000.00	754.88	754.88
Goldman, Sachs & Co.(3)	$19,445,000.00	1,646,946.32	244,645.32
Goldman Sachs & Co. Profit Sharing Master Trust(4)(29)	$2,780,000.00	34,976.29	34,976.29
The Grable Foundation	$165,000.00	2,075.93	2,075.93
Grady Hospital	$131,000.00	1,648.16	1,648.16
HFR CA Global Opportunity Master Trust(28)	$6,079,000.00	76,482.33	76,482.33
HFR CA Global Select Master Trust Account(13)	$2,900,000.00	36,486.06	36,486.06
HFR RVA Credit Advantage Master Trust Account(13)	$350,000.00	4,403.49	4,403.49
HFR RVA Select Performance Master Trust(28)	$1,054,000.00	13,260.80	13,260.80
Highbridge Int’l LLC.(30)	$87,500,000.00	1,100,872.50	1,100,872.50
ICI American Holdings Trust	$605,000.00	7,611.75	7,611.75
Independence Blue Cross	$1,545,000.00	19,438.26	19,438.26
Indianapolis Life Insurance Company(4)(12)	$14,000,000.00	176,139.60	176,139.60
Inflective Convertible Opportunity Fund I, Limited(4)(12)	$9,000,000.00	113,232.60	113,232.60
Inflective Convertible Opportunity Fund I, LP(4)(12)	$4,000,000.00	50,325.60	50,325.60
ING Convertible Fund	$950,000.00	11,952.33	11,952.33
ING Equity Income Fund(3)(31)	$4,200,000.00	52,841.88	52,841.88
ING Investors Trust – ING T. Rowe Price Capital Appreciation(4)(32)	$16,580,000.00	208,599.61	208,599.61
ING VP Convertible Portfolio	$50,000.00	629.07	629.07
Institutional Benchmarks Master Fund Ltd.(28)	$2,712,000.00	34,120.76	34,120.76
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(9)	$250,000.00	3,145.35	3,145.35
Institutional Benchmark Series-Ivan Segregated Acct.(4)(12)	$3,000,000.00	37,744.20	37,744.20
John Deere Pension Trust(16)	$1,000,000.00	12,581.40	12,581.40
JPMorgan Securities, Inc.(3)	$55,000,000.00	691,977.00	691,977.00
KBC Convertibles MAC28 Limited(4)(33)	$4,000,000.00	50,325.60	50,325.60
KBC Diversified Fund, a Segregated Portfolio of KBC Diversified Fund, SPC.(4)(33)	$11,000,000.00	138,395.40	138,395.40
KBC Financial Products Cayman Islands, Ltd.(4)(34)	$35,000,000.00	440,349.00	440,349.00
KBC Financial Products USA, Inc.(3)(35)	$5,500,000.00	69,197.70	69,197.70
KBC Multi-Strategy Arbitrage Fund, A Segregated Portfolio of KBC Alpha Master Fund SPC(4)(33)	$40,000,000.00	503,256.00	503,256.00
Knollwood Investment Partnership Capital Appreciation(4)(36)	$109,000.00	1,371.37	1,371.37
Liechtensteinische Landesbank AG	$2,200,000.00	27,679.08	27,679.08
Lehman Brothers Inc.(3)	$15,000,000.00	1,553,176.00	188,721.00
Lydian Overseas Partners Master Fund Ltd.(37)	$45,000,000.00	1,035,748.30	566,163.00
Lyxor/AM Investment Fund Ltd.	$1,432,000.00	18,016.56	18,016.56
Lyxor/Context Fund Ltd(4)(9)	$1,050,000.00	13,210.47	13,210.47
Lyxor/Forst Fund Limited(28)	$18,093,000.00	227,635.27	227,635.27
Lyxor/Inflective Convertible Opportunity Fund(4)(12)	$600,000.00	7,548.84	7,548.84
Lyxor Master Fund, Ref. Argent/LowLev CB(13)	$3,190,000.00	40,134.67	40,134.67
Lyxor Quest Fund LTD(38)	$5,000,000.00	62,907.00	62,907.00
Magnetar Capital Master Fund, Ltd.(39)	$25,000,000.00	314,535.00	314,535.00
Man Mac 1, Ltd.	$5,300,000.00	66,681.42	66,681.42
McMahan Securities Co., LP(3)(40)	$2,000,000.00	25,526.06	25,162.80
Medical Liability Mutual Insurance Company	$31,200,000.00	392,539.68	392,539.68
Merrill Lynch Financial Markets(4)	$90,000,000.00	1,132,326.00	1,132,326.00
Morgan Stanley Convertible Securities Trust(3)(41)	$2,450,000.00	30,824.43	30,824.43
Morgan Stanley Fundamental Value Fund(3)(42)	$500,000.00	6,290.70	6,290.70
New Orleans Firefighters	$80,000.00	1,006.51	1,006.51
Nuveen Preferred & Convertible Income Fund JPC	$8,450,000.00	106,312.83	106,312.83
Nuveen Preferred & Convertible Income Fund JQC	$11,850,000.00	149,089.59	149,089.59
Oak Hill Contingent Capital Fund Ltd.(43)	$27,500,000.00	345,988.50	345,988.50

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Occidental Laboratories	$306,000.00	3,849.91	3,849.91
Ohio Insurance Company	$1,675,000.00	21,073.85	21,073.85
Oppenheimer Convertible Securities Fund	$7,500,000.00	94,360.50	94,360.50
Oz Special Funding (OZMD), LP(29)	$202,220,000.00	2,544,210.71	2,544,210.71
PBGC BondsPlus(44)	$25,000.00	314.54	314.54
Pendragon (Convertibles) Fund Ltd.	$1,000,000.00	273,954.35	12,581.40
Penn Series Funds, Inc. – Flexibly Managed Fund(4)(36)	$7,153,000.00	89,994.75	89,994.75
Peoples Benefit Life Insurance Company Teamsters(16)	$19,000,000.00	239,046.60	239,046.60
Piper Jaffray & Co.(3)	$1,000,000.00	12,581.40	12,581.40
Police & Firemen of the City of Detroit	$1,010,000.00	12,707.21	12,707.21
Polygon Global Opportunities Master Fund	$15,000,000.00	188,721.00	188,721.00
President and Fellows of Harvard College(45)	$20,000,000.00	251,628.00	251,628.00
Princeton Medical Mutual Insurance Company	$5,625,000.00	70,770.38	70,770.38
ProMutual	$866,000.00	10,895.49	10,895.49
Prudential Insurance Company of America(4)	$155,000.00	1,950.12	1,950.12
Putnam Convertible Income – Growth Trust(4)	$10,000,000.00	125,814.00	125,814.00
Quest Global Convertible Master Fund LTD(38)	$1,000,000.00	12,581.40	12,581.40
Radcliffe SPC, Ltd. For and On Behalf of the Class A Convertible Crossover Segregated Portfolio (46)	$750,000.00	9,436.05	9,436.05
Rampart Convertible Arbitrage Investors, LLC(47)	$2,500,000.00	31,453.50	31,453.50
RBC Capital Markets(3)	$7,000,000.00	88,069.80	88,069.80
Redbourn Partners Ltd.(16)	$14,000,000.00	176,139.60	176,139.60
Retail Clerks Pension Trust #1(16)	$1,000,000.00	12,581.40	12,581.40
Retail Clerks Pension Trust #2 (16)	$1,000,000.00	12,581.40	12,581.40
Ritchie Capital Structure Arbitrage Trading, Ltd.(48)	$15,000,000.00	188,721.00	188,721.00
Rhythm Fund, Ltd.(4)(33)	$6,000,000.00	75,488.40	75,488.40
Sage Capital Management, LLC(49)	$1,400,000.00	17,613.96	17,613.96
Salomon Brothers Asset Management, Inc.(4)(50)	$16,275,000.00	204,762.29	204,762.29
Sandelman Partners Multi-Strategy Master Fund Ltd.	$40,000,000.00	1,008,157.00	503,256.00
San Francisco Public Employees Retirement System	$1,356,000.00	17,060.38	17,060.38
Silver Convertible Arbitrage Fund, LDC(13)	$1,340,000.00	16,859.08	16,859.08
Southern Farm Bureau Life Insurance	$1,935,000.00	24,345.01	24,345.01
SRI Fund, L.P.(17)	$3,300,000.00	41,518.62	41,518.62
Stark Master Fund Ltd.(4)	$5,000,000.00	122,507.00	62,907.00
State of Oregon Equity	$7,800,000.00	98,134.92	98,134.92
Steelhead Pathfinder Fund, LP(51)	$500,000.00	6,290.70	6,290.70
Stonebridge Life Insurance(4)(52)	$500,000.00	6,290.70	6,290.70
St. Albans Partners Ltd.(16)	$1,000,000.00	12,581.40	12,581.40
SuttonBrook Capital Portfolio, LP(53)	$75,000,000.00	943,605.00	943,605.00
Syngenta AG	$225,000.00	2,830.82	2,830.82
Swiss Reinsurance America Corp.	$2,000,000.00	25,162.80	25,162.80
T. Rowe Price Capital Appreciation Trust(4)(36)	$638,000.00	8,026.93	8,026.93
T. Rowe Price Capital Appreciation Fund(36)	$48,793,000.00	613,884.25	613,884.25
TCW Group, Inc.(54)	$5,014,000.00	63,083.14	63,083.14
TempoMaster Fund LP	$25,000,000.00	314,535.00	314,535.00
Thrivent Financial for Lutherans(4)(55)	$9,500,000.00	265,604.10	119,523.30
Topaz Fund(4)	$5,000,000	62,907.00	62,907.00
Transamerica Life Insurance and Annuities Corp(4)(52)	$30,900,000.00	388,765.26	388,765.26
Transamerica Occidental Life(4)(52)	$1,500,000.00	18,872.10	18,872.10
Tribeca Global Convertible Investments Ltd.(4)	$5,000,000.00	62,907.00	62,907.00
Trustmark	$640,000.00	8,052.10	8,052.10
UBS AG London fbo WCBP(4)	$110,000,000.00	1,383,954.00	1,383,954.00
UIF Equity and Income Fund(3)(31)	$2,400,000.00	30,195.36	30,195.36
Union Pacific Master Retirement Trust(16)	$1,000,000.00	12,581.40	12,581.40
US Allianz Equity Income Fund(31)	$800,000.00	10,065.12	10,065.12
Van Kampen Equity and Income Fund(3)(56)	$72,500,000.00	912,151.50	912,151.50
Van Kampen Harbor Fund(3)(57)	$4,550,000.00	57,245.37	57,245.37
Vicis Capital Master Fund(58)	$6,000,000.00	75,488.40	75,488.40
Victory Capital Management as Agent for the Charitable Convertible Securities Fund	$1,810,000.00	22,772.33	22,772.33
Victory Capital Management as Agent for the EB Convertible Securities Fund	$4,230,000.00	53,219.32	53,219.32
Victory Capital Management as Agent for the Key Trust Convertible Securities Fund	$940,000.00	11,826.52	11,826.52
Victory Capital Management as Agent for the Victory Convertible Fund	$2,515,000.00	31,642.22	31,642.22
Victory Capital Management as Investment Manager for CompSource Oklahoma	$2,980,000.00	37,492.57	37,492.57
Victory Capital Management as Investment Manager for Georgia Firefighters Pension T8YM	$1,685,000.00	21,199.66	21,199.66
Victory Capital Management as Investment Manager for Georgia Municipal Retirement Trust Fdn	$4,880,000.00	61,397.23	61,397.23
Victory Capital Management as Investment Manager for Health Foundation of Greater Cincinnati	$955,000.00	12,015.24	12,015.24
Victory Capital Management as Investment Manager for Potlatch	$3,185,000.00	40,071.76	40,071.76
Victory Capital Management as Investment Manager for Road Carriers Local 707	$300,000.00	3,774.42	3,774.42
Wachovia Bank National Association(4)	$50,000,000.00	629,070.00	629,070.00
Wachovia Capital Markets LLC(4)	$3,575,000.00	44,978.51	44,978.51

Name	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
		Beneficially Owned (1)	Offered Hereby (2)
Wells Fargo & Company	$2,000,000.00	25,162.80	25,162.80
Whitebox Diversified Convertible Arbitrage Partners LP(59)	$4,000,000.00	50,325.60	50,325.60
Worldwide Transactions Limited(9)	$750,000.00	9,436.05	9,436.05
Xavex Capital Structure Arbitrage 1 Fund(13)	$150,000.00	1,887.21	1,887.21
Xavex Convertible Arbitrage 2 Fund(13)	$160,000.00	2,013.02	2,013.02
Xavex Convertible Arbitrage 10 Fund(13)	$1,490,000.00	18,746.29	18,746.29
Yield Strategies Fund I, L.P.(16)	$5,000,000.00	62,907.00	62,907.00
TOTAL(60)	$2,713,498,000.00	40,330,909.97	34,139,603.80

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 12.5814 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).
(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5814 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above.
(3)	The selling security holder is a broker-dealer.
(4)	The selling security holder is an affiliate of a broker-dealer.
(5)	Includes common stock issuable upon conversion of 2011 notes held by Abbey National Financial Products. Assumes for each $1,000 amount of the 2011 notes a maximum of 12.5247 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in this prospectus supplement under “Description of Notes – Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(6)	Howard Needle and David J. Harris are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(7)	Abby Flamholz and Yehuda Blinder are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(8)	John M. Angelo and Michael L. Gordon are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(9)	Michael S. Rosen and William D. Fertig are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(10)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the selling security holder (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling security holder. Alexandra disclaims beneficial ownership of such shares of common stock. Mikhail A. Filimonov (“Filimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling security holder. Filimonov disclaims beneficial ownership of such shares of common stock.
(11)	Allstate Insurance Company and Allstate Life Insurance Company are affiliated entities. Allstate Insurance Company is the record owner of $17,225,000 principal amount of 2013 notes and Allstate Life Insurance Company is the record owner of $8,275,000 principal amount of 2013 notes. Allstate Insurance Company is the record holder of $6,600,000 aggregate principal amount of the Zero Coupon notes, and Allstate Life Insurance Company is the record holder of $4,700,000 aggregate principal amount of the Zero Coupon notes. Allstate Insurance Company is the record owner of 316,641 shares of our common stock, and other affiliates of Allstate Insurance Company and Allstate Life Insurance Company own an additional aggregate amount of 144,547 of our common stock.
(12)	Thomas J. Ray, CIO, Inflective Asset Management, LLC is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(13)	Nathanial Brown and Robert Richardson are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(14)	Henry J. Cox is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(15)	Ann Houlihan is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(16)	Alex Lach is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(17)	Sid R. Bass is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(18)	Clint D. Carlson is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(19)	Pursuant to the Investment Management Agreement signed and dated 5/30/06, Brevan Howard Asset Management LLP has complete discretion to exercise voting power and investment control over the notes or the common stock into which the notes are convertible. Brevan Howard Aset Management LLP is authorized and regulated by the UK financial services authority.
(20)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by Bunting Family III, LLC - Capital Appreciation, as well as shares owned by certain other individual and institutional investors. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(21)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd.
(22)	David Treadwell is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(23)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(24)	CNH Partners, LLC is Investment Advisor of the selling security holder and has sole voting and dispositive power over the notes or the common stock into which the notes are convertible. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.
(25)	Directors Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden, and Jim Rodgers are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(26)	Patrick Corrigan is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(27)	Edward C. Johnson 3d has power to dispose of notes or the common stock into which the notes are convertible, but no power to vote or direct voting of shares.
(28)	Michael A. Boyd is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(29)	Daniel S. Och as Senior Managing Member of OZ Management, LLC, the Investment Manager to the selling security holder, may be deemed to have voting/investment control of the notes or the common stock into which the notes are convertible held by the selling security holder.
(30)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.
(31)	Van Kampen Asset Management, as the selling security holder’s investment adviser, has discretionary authority over the selling security holder’s portfolio.
(32)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling security holder. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(33)	Carlo Georg, the Chief Investment Officer of KBC Alternative Investment Management Ltd., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(34)	The securities are under the total control of KBC Financial Products Cayman Islands Ltd. KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(35)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(36)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the selling security holder, as well as shares owned by certain other individual and institutional investors. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(37)	David Friezo is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(38)	Frank Campana, Chief Investment Officer of Quest Investment Management LLC, and James Doolin are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(39)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(40)	Ronald Fertig, Jay Glassman, Joseph Dwyer, D. Bruce McMahon, Scott Dillinger, and Norman Zigler are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(41)	Morgan Stanley Convertible Securities Trust is affiliated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the 2011 notes and 2013 notes.
(42)	Morgan Stanley Fundamental Value Fund is affiliated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the 2011 notes and 2013 notes.
(43)	Yan Vtorov and Peter NcHugh are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(44)	Chris Dialynas is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(45)	President and Fellows of Harvard College (“Harvard”) has the sole power to vote and dispose of the shares. Harvard is a Massachusetts educational and charitable corporation.
(46)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(47)	Jack Feiler, Chief Investment Officer of Palisade Capital Management Investment Advisor, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(48)	A.R. Thane Ritchie is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(49)	Peter deLisser, Managing Member of Sage Capital Management LLC, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(50)	Legg Mason is the Parent.
(51)	J. Michael Johnston and Brian Klein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(52)	Kirk Kim and Peter Lopez, Chief Investment Officer of Stonebridge Life Insurance, are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(53)	John London and Steven Weinstein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(54)	Thomas Lyon is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(55)	The Chief Investment Officer exercises investment discretion through a series of delegations originating with the Board of Directors. The current CIO is Russell Swansen.
(56)	Van Kampen Asset Management (“Asset Management”), as the selling security holder’s investment adviser, has discretionary authority over the selling security holder’s portfolio. Van Kampen Equity and Income Fund is affiliated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the 2011 notes and 2013 notes.
(57)	Van Kampen Asset Management (“Asset Management”), as the selling security holder’s investment adviser, has discretionary authority over the selling security holder’s portfolio. Van Kampen Harbor Fund is affiliated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the 2011 notes and 2013 notes.
(58)	John Succo, Shad Stastney and Sky Lucas are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(59)	Andrew Bedleaf, managing member of the GP, is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.
(60)	Total principal amount of selling security holders listed is more than $2,500,000,000 because certain of the selling security holders may have transferred 2013 notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus supplement. The maximum principal amount of 2013 notes that may be sold under this prospectus supplement will not exceed $2,500,000,000.

Based upon information provided by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as noted in footnotes 41 and 42 of the table related to the 2013 notes. None of the selling security holders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Selling security holders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

PLAN OF DISTRIBUTION

The notes and common stock issuable upon conversion of the notes may be sold from time to time directly by the selling security holders or alternatively, through underwriters, broker-dealers or agents. If the notes and common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the applicable selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions and their professional fees. Such notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. Each selling security holder may pledge or grant a security interest in some or all of the notes and common stock issuable upon conversion of the notes owned by it and if it defaults, in the performance of its secured obligations, the pledges or secured parties may offer and sell the notes from time to time pursuant to this prospectus supplement and the accompanying prospectus. Each selling security holder also may transfer and donate notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling security holder for purposes of this prospectus supplement and the accompanying prospectus. This description supplements the “Plan of Distribution” in the accompanying prospectus and the selling security holders may also distribute the notes and common stock issuable upon conversion of the notes in any manner described therein.

The aggregate proceeds to the selling security holders from the sale of the notes or common stock issuable upon conversion of the notes offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “AMGN.” We have no plans to list the notes on a securities exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors—Risks Related to the Notes—An active trading market for the notes may not develop .”

In order to comply with the securities laws of some states, if applicable, the notes and common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock issuable upon conversion of their notes under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling security holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling security holders incident to the offering and sale of the notes and the common stock issuable upon conversion of the notes.

Under the registration rights agreement, we are obligated to use our reasonable efforts to keep the registration statement of which this prospectus supplement and the accompanying prospectus are a part effective until February 17, 2008 or until the earlier of:

•	the sale or transfer pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, and

•	the date when the holders, other than the holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates. We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders. See “Description of Notes—Registration Rights.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Payments

We may be required to pay additional amounts to a U.S. holder in certain circumstances described above under the heading “Description of Notes—Registration Rights.” Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, we are taking the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations.

Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were successfully to challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable.

Market Discount

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, such U.S. holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

If a U.S. holder acquires a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in one of certain otherwise non-taxable transactions, such U.S. holder must include accrued market discount in income as ordinary income as if such U.S. holder had sold the note at its then fair market value.

Amortizable Bond Premium

If a U.S. holder acquires a note at a cost greater than the sum of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, such U.S. holder generally will be considered to have acquired the note with amortizable bond premium, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder generally may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

Sale, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any market discount previously included in income with respect to the note, and reduced by any premium previously deducted (or used to offset interest income) with respect to the note. Except as set forth above under “Consequences to U.S. Holders—Market Discount,” any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization. In such case, gain, but not loss, would be recognized. The gain would be equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a U.S. holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain required to be recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the note being converted.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion After a Public Acquirer Change in Control

In certain situations, we may provide for the conversion of the notes into shares of an acquirer (as described above under “Description of Notes—Adjustment To Conversion Rate—Conversion After a Public Acquirer Change in Control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest to a non-U.S. holder provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Payments of additional interest, if any, may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to a non-U.S. holder unless we receive certain certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a note or common stock, as well as upon the conversion of a note into cash or into a combination of cash and stock, will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition of a note or common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized on the sale, redemption, conversion or other taxable disposition of a note or common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any common stock which a non-U.S. holder receives on the conversion of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

PROSPECTUS

AMGEN INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

This prospectus relates to the potential resale from time to time by the selling security holders to be named in any accompanying prospectus supplement of some or all of the securities acquired from us or that will be acquired from us by such selling security holders from time to time in unregistered private offerings.

Each time the selling security holders resell securities, we will provide a supplement to this prospectus that contains specific information about the offering by the selling security holders and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of such securities.

The selling security holders may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities; and/or

•	warrants.

We will receive no proceeds from any sale by the selling security holders of the securities covered by this prospectus and any accompanying prospectus supplement, but in some cases we have agreed to pay certain registration expenses.

Our common stock is traded on the Nasdaq National Market under the symbol “AMGN.”

See “ RISK FACTORS” on page 3 for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is March 8, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Amgen,” “we,” “our” and “us” refer to Amgen Inc. and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling security holders to be named under the heading “Selling Security Holders” in any accompanying prospectus supplement may sell, from time to time, in one or more offerings, common stock, preferred stock, debt securities and/or warrants in one or more offerings. These securities were acquired from us or will be acquired from us from time to time in one or more unregistered private offerings. The accompanying prospectus supplement will set forth specific information about the terms of the applicable offering by the selling security holders. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus supplement contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed January 31, 2005, March 4, 2005, March 11, 2005, April 6, 2005, April 22, 2005 (only that Current Report filed pursuant to Items 2.02, 8.01 and 9.01), April 25, 2005, May 5, 2005, May 6, 2005, July 14, 2005, August 10, 2005, October 20, 2005, November 22, 2005, December 8, 2005, December 15, 2005, February 13, 2006, February 13, 2006, February 15, 2006 and February 21, 2006; and

•	The description of our common stock, contractual contingent payment rights and preferred share purchase rights contained in our registration statements on Form 8-A filed with the SEC on September 7, 1983 and April 1, 1993, and on Form 8-K filed with the SEC on February 28, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and any accompanying prospectus supplement through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

AMGEN INC.

We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

We were incorporated in California in 1980 and merged into a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our

telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Factors That May Affect Amgen” (or similar heading) in our current report on Form 8-K filed with the SEC on February 13, 2006, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of our securities described in the section entitled “Selling Security Holders” of the applicable accompanying prospectus supplement to resell such securities. We will not receive any of the proceeds from the resale of the securities from time to time by such holders.

DIVIDEND POLICY

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid cash dividends to date and do not expect to pay any cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2001	2002		2003	2004	2005
Ratio of earnings to fixed charges	46.3x		(1)	44.8x	42.1x	32.0x

(1)	Earnings were approximately $716 million lower than the amount needed to cover fixed charges in this year, as earnings were impacted by a write-off of acquired in-process research and development of approximately $3.0 billion related to the acquisition of Immunex Corporation.

For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest) and excluding Amgen’s share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In February 2006, we raised $5.0 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $5.0 billion convertible notes, $2.5 billion pay interest at 0.125 percent and are due in 2011 and $2.5 billion pay interest at 0.375 percent and are due in 2013. The notes are convertible into cash, and under certain terms and conditions, shares of our common stock.

SELLING SECURITY HOLDERS

The selling security holders are persons or entities who have acquired or will acquire from us from time to time common stock, preferred stock, debt securities and/or warrants in one or more unregistered private offerings. Such selling security holders are or will be parties to registration rights agreements with us, or we otherwise have agreed or will agree to register their securities for resale. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the securities pursuant to this prospectus or any applicable prospectus supplement.

The selling security holders may offer all or some portion of the securities they hold. To the extent that any of the selling security holders are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act of 1933, as amended.

The applicable prospectus supplement will set forth the name of each selling security holder and the number and type of our securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the securities to provide the selling security holders with freely tradable securities, but the registration of these securities does not necessarily mean that any of these securities will be offered or sold by the holders.

We will not receive any proceeds from the sale of the securities by the selling security holders, but we have agreed, in certain cases, to pay the following expenses of the registration of such securities:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications; and

•	the fees and expenses incurred in connection with listing the securities on each securities exchange on which similar issued securities are then listed.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the resale of the securities by the selling security holders. We also have no obligation to pay any out-of-pocket expenses of the selling security holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the securities contemplated hereby.

The selling security holders may from time to time sell the securities covered by this prospectus and any accompanying prospectus directly to purchasers. Alternatively, the selling security holders may from time to time offer such securities through dealers or agents, who may receive compensation in the form of commissions from the selling security holders and for the purchasers of such securities for whom they may act as agent. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in cross, block or other types of transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any other legally available means.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the securities covered by this prospectus:

•	the selling security holders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling security holders;

•	the selling security holders may sell the securities short and deliver the securities to close out these short positions;

•	the selling security holders may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities; and

•	the selling security holders may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of the securities offered by this prospectus may engage in transactions that stabilize the price of the securities. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the securities in the market and to the activities of the selling security holders.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Amgen Inc. appearing in the Amgen Inc. Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and Amgen Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the securities. Certain employees of Latham & Watkins LLP and members of their families and other related persons own shares of our common stock. In addition, a partner of Latham & Watkins LLP serves as an officer of Amgen.